(d)(16)(i)

July 1, 2013

J.P. Morgan Investment Management Inc.

Attention: Mutual Funds - Legal

270 Park Avenue, 9th Floor

New York, NY 10017

Dear Sir or Madam:

Pursuant to the Sub-Advisory Agreement (the “Agreement”) dated May 13, 2013, between ING Investments, LLC, ING Mutual Funds and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”) we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Multi-Manager International Equity Fund, formerly ING International Growth Fund (the “Fund”), a series of ING Mutual Funds, effective July 1, 2013, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING Mutual Funds

By:	/s/ Robert P. Terris
Name: Robert P. Terris
Title: Senior Vice President

ACCEPTED AND AGREED TO: J.P. Morgan Investment Management Inc.

By:	/s/ Jessica Badillo

Name:	Jessica Badillo

Title:	Vice President, Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by J.P. Morgan Investment Management Inc. (the “Sub-Adviser”) to the following Series of ING Mutual Funds, pursuant to the attached Sub-Advisory Agreement, the Manager will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Fees

ING Emerging Markets Equity Fund	0.50% on first $150 million; 0.45% on next $150 million; and 0.40% on assets over $300 million

ING Multi-Manager International Equity Fund (formerly, ING International Growth Fund)	0.400% on all assets

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